Exhibit 10.70

SALARY STOCK AGREEMENT

THIS SALARY STOCK AGREEMENT (the “Agreement”) is made as of the 25th day of April, 2012, by and between Citizens Republic Bancorp, Inc. (the “Company”) and the undersigned grantee (the “Grantee”), pursuant to the Citizens Republic Bancorp, Inc. Stock Compensation Plan (the “Plan”). Capitalized terms not defined in this Agreement shall have the meanings respectively ascribed to them in the Plan.

WHEREAS, prior to the Grant Date, the Company received funding under the U. S. Treasury’s Capital Purchase Program and became subject to the Troubled Asset Relief Program and certain associated compensation restrictions under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and rules, regulations, programs and interpretations promulgated thereunder, including the Standards for Compensation and Corporate Governance and Interim Final Rule, as they may be amended from time to time (in the aggregate, “TARP”), and this award is subject to such compensation restrictions;

WHEREAS, the Board of Directors of the Company and the Compensation and Human Resources Committee (the “Committee”) has determined that a portion of Grantee’s 2012 salary shall be paid in the form of Common Stock under the Plan, net of applicable withholdings.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the parties as follows:

1. Salary Stock Award. Subject to the terms and conditions hereof and of the Plan, $                 (the “Total Salary Shares Amount”), shall be paid from the Plan in the form of Company Common Stock, (the “Salary Shares”), net of applicable withholdings.

2. Grant Terms. The Salary Shares shall be issued in 26 periodic installments, corresponding to the Company’s bi-weekly payroll dates, commencing May 31, 2012 each payroll date individually constituting a Grant Date. The number of Salary Shares to be issued on a payroll date shall be determined by dividing the Total Salary Shares Amount by 26, subtracting minimum applicable tax withholdings (such result being referred to as the “Biweekly Amount”), and dividing the Bi-Weekly amount by the Fair Market Value as of the Grant Date. Applicable tax withholdings shall be remitted by the Company to the appropriate taxing authorities in cash. If any fractional share results from the calculation, the number of shares issued shall be rounded down to the nearest whole number and the fraction shall be disregarded. The Salary Shares shall be paid until the earlier of one year or the date on which the Committee determines to discontinue the payment of the Salary Shares.

3. Clawback. Grantee acknowledges that Salary Shares received pursuant to this Agreement are subject to all applicable clawback policies of the Company, including but not limited to recovery or “clawback” by the Company if the lapse of restrictions on Salary Shares violates TARP. Grantee acknowledges that this Agreement may be amended as necessary to comply with the requirements and/or limitations under TARP or any other federal requirements, which could include cancellation of all or a portion of the Salary Shares.

4. Code Section 409A. It is intended that this Agreement and the Salary Shares granted hereunder shall be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If Salary Shares become subject to taxation under Code Section 409A, Grantee agrees that the Company, without the consent of Grantee, may modify this Agreement to the extent and in a manner that the Company deems necessary or advisable or shall take such other action or actions, including an amendment or action with retroactive effect, which the Company deems appropriate to keep the Salary Shares from being subject to Code Section 409A or to amend the Agreement to comply with Code Section 409A.

5. Non-Assignability of Agreement. The rights to receive Salary Shares under this Agreement shall not be transferable. No purported assignment or transfer of this Agreement, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right whatsoever.

6. Rights as Shareholder. Grantee shall be considered the record owner of the Salary Shares and shall have all the rights of a shareholder (including voting and dividend rights) with respect to the Salary Shares commencing on the Grant Date.

7. Withholding. No later than the date as of which a portion of the Total Salary Shares Amount first becomes includible in the gross income of Grantee for federal income tax purposes, Grantee authorizes the Company to withhold from such portion to satisfy any associated income and employment tax withholding obligations prior to issuing Salary Shares in connection with such portion. If Grantee is no longer employed by the Company at the time any applicable taxes are due and must be remitted by the Company, Grantee agrees to pay applicable taxes to the Company.

8. Notices. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the Secretary of the Company at the Company’s headquarters. All notices by the Company to Grantee shall be delivered to Grantee personally or addressed to Grantee at Grantee’s last residence address as then contained in the records of the Company or such other address as Grantee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Company to Grantee at Grantee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

9. Governing Law. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to conflict of laws, and (b) is not valid unless it has been signed by Grantee and the Company.

10. Provisions of Plan Controlling. The provisions of this Agreement are subject to the terms and provisions of the Plan. Except to the extent expressly provided in this Agreement and permitted by the Plan, in the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Capitalized terms used in this Agreement but not otherwise defined shall have the meaning ascribed to them in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GRANTEE	CITIZENS REPUBLIC BANCORP, INC.

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